SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1
                                       TO
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of Report (Date of Earliest Event Reported):     May 16, 2002
                                                      --------------------------

                         STRONGHOLD TECHNOLOGIES, INC.
     ---------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                     Nevada
     ---------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

               333-54822                                  22-3762835
     ---------------------------------         ---------------------------------
         (Commission File Number)              (IRS Employer Identification No.)


     777 Terrace Avenue, Hasbrouck Heights, NJ                 07924
     ---------------------------------------------------------------------------
     (Address of Principal Executive Offices)                (Zip Code)

                                 (201) 727-1464
     ---------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                             TDT DEVELOPMENT, INC.
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

This Amendment No.1 to Current Report on Form 8-K/A is filed for the purpose of filing the financial statements of Stronghold Technologies, Inc., a New Jersey corporation which the Registrant acquired on May 16, 2002 ("Stronghold") required by Item 7(a) and the pro forma information required by Item 7(b).

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Businesses Acquired
         -------------------------------------------

         The financial statements of Stronghold required by this item are included as Exhibit 99.1 to this Amendment No. 1 to Current Report on Form 8-K/A and incorporated herein by reference.

(b)      Pro Forma Financial Information
         -------------------------------

         The pro forma financial information required by this item is included as Exhibit 99.2 to this Amendment No. 1 to Current Report on Form 8-K/A and incorporated herein by reference.

(c)      Exhibits
         --------

         See the Exhibit Index attached hereto.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2002                                REGISTRANT

                                                   STRONGHOLD TECHNOLOGIES, INC.

                                                   By: /s/ Christopher J. Carey
                                                      --------------------------
                                                           Christopher J. Carey
                                                           President

                                  EXHIBIT INDEX

Exhibit Number                      Description
--------------                      -----------

  99.1               Financial Statements of Stronghold Technologies, Inc.

  99.2 Unaudited Pro Forma Combined Condensed Financial Statements of Stronghold Technologies, Inc. (formerly TDT Development, Inc.) and Stronghold Technologies, Inc.

                                                                    Exhibit 99.1
                                                                    ------------




                          STRONGHOLD TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS
                                       AND
                          INDEPENDENT AUDITORS' REPORT

                MARCH 31, 2002 (unaudited) AND DECEMBER 31, 2001

CONTENTS



INDEPENDENT AUDITORS' REPORT                                                   1


FINANCIAL STATEMENTS

     Balance Sheets                                                            2

     Statements of Operations                                                  3

     Statements of Stockholders' Deficit                                       4

     Statements of Cash Flows                                                  5

     Notes to Financial Statements                                          6-11

INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Stronghold Technologies, Inc.


We have audited the accompanying balance sheet of Stronghold Technologies, Inc. as of December 31, 2001, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stronghold Technologies, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Roseland, New Jersey
March 1, 2002

BALANCE SHEETS
                                                                March 31,       December 31,
                                                                 2002               2001
                                                               -----------      ------------
                                                               (Unaudited)

ASSETS

CURRENT ASSETS
   Cash                                                       $       7,769     $     38,267
   Accounts receivable, less allowance for doubtful
    accounts of $69,000 in 2002 and nil in 2001                     689,889          282,360
   Other receivables, current portion                                60,000           60,000
   Inventories                                                      122,055           81,348
   Prepaid expenses                                                                    4,885
                                                              ------------------------------
        Total current assets                                        879,713          466,860
                                                              ------------------------------

PROPERTY AND EQUIPMENT, net                                         113,162           95,953
                                                              ------------------------------
OTHER ASSETS
   Other receivables, less current portion                          190,139          190,139
   Security deposits                                                 27,087           27,087
                                                              ------------------------------
        Total other assets                                          217,226          217,226
                                                              ------------------------------
                                                              $   1,210,101     $    780,039
                                                              ==============================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                           $     219,008     $     57,641
   Accrued expenses and other current liabilities                   322,643          262,691
   Loan payable                                                   1,500,000        1,500,000
                                                              ------------------------------
        Total current liabilities                                 2,041,651        1,820,332
                                                              ------------------------------

LOAN AND ACCRUED INTEREST PAYABLE, STOCKHOLDER                    2,730,658        1,924,443
                                                              ------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
   Common stock, no par value, authorized 10,000,000
     shares, issued and outstanding 2,700,000 shares                 13,500           13,500
   Stock subscription receivable                                     (3,000)          (3,000)
   Accumulated deficit                                           (3,572,708)      (2,975,236)
                                                              ------------------------------
        Total stockholders' deficit                              (3,562,208)      (2,964,736)
                                                              ------------------------------
                                                              $   1,210,101     $    780,039
                                                              ==============================


                                        2

STATEMENTS OF OPERATIONS



                                       Three months         Three months               Year          August 1, 2000
                                           ended                ended                  ended         (inception) to
                                         March 31,            March 31,           December 31,        December 31,
                                           2002                 2001                  2001                2000
------------------------------------------------------------------------------ -------------------- -----------------
                                        (Unaudited)          (Unaudited)

SALES                                  $  693,638            $        -         $      614,539       $          -

COST OF SALES                             209,126                                      250,465
                                       ------------------------------------------------------------------------------

GROSS PROFIT                              484,512                                      364,074
                                       ------------------------------------------------------------------------------

OPERATING EXPENSES
  General and administrative              959,945                444,803             2,477,727            542,670
  Officer's salary                         66,000                 30,000               165,000
                                       ------------------------------------------------------------------------------
                                        1,025,945                474,803             2,642,727            542,670
                                       ------------------------------------------------------------------------------

LOSS FROM OPERATIONS                     (541,433)              (474,803)           (2,278,653)          (542,670)

OTHER EXPENSE, interest expense            56,039                 21,352               141,435             12,478
                                       ------------------------------------------------------------------------------

NET LOSS                               $ (597,472)           $  (496,155)       $   (2,420,088)      $   (555,148)
                                       ==============================================================================



                                        3


STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                        Stock
                                                        Common Stock                  Subscription           Accumulated
                                                      Shares     Amount                Receivable              Deficit

BALANCES, August 1, 2000 (inception)                             $        -          $         -             $        -

COMMON STOCK ISSUANCE                               2,700,000        13,500               (3,000)

NET LOSS                                                                                                       (555,148)
                                                  --------------------------------------------------------------------------

BALANCES, December 31, 2000                         2,700,000        13,500               (3,000)              (555,148)

NET LOSS                                                                                                      2,420,088)
                                                  --------------------------------------------------------------------------

BALANCES, December 31, 2001                         2,700,000        13,500               (3,000)            (2,975,236)

NET LOSS (unaudited)                                                                                           (597,472)
                                                  --------------------------------------------------------------------------

BALANCES, March 31, 2002 (unaudited)                2,700,000    $   13,500          $    (3,000)           $(3,572,708)
                                                  ==========================================================================


                                        4


STATEMENTS OF CASH FLOWS

                                                        Three months        Three months             Year             August 1,2000
                                                           ended               ended                ended            (inception) to
                                                          March 31,           March 31,           December 31,        December 31,
                                                            2002                2001                 2001                2000
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities

   Net loss                                           $    (597,472)    $    (496,155)     $     (2,420,088)     $      (555,148)
   Adjustments to reconcile net loss to
    net cash used in operating activities:
     Depreciation and amortization                            6,926                                  32,986                4,362
     Provision for doubtful accounts                         69,000
     Changes in operating assets and liabilities:
        Accounts receivable                                (476,529)                               (282,360)
        Other receivables                                                                          (250,139)
        Inventories                                         (40,707)          (22,456)              (81,348)
        Prepaid expenses                                      4,885             2,300                  (285)
        Other assets                                                          (27,502)               (7,185)             (24,502)
        Accounts payable                                    161,367            22,612                35,528               22,114
        Accrued expenses and other
         current liabilities                                 59,952            89,327               222,863               39,827
        Accrued interest and expenses
         to stockholder                                      68,215            33,799               344,394
                                                      -----------------------------------------------------------------------------

Net cash used in operating activities                      (744,363)         (398,075)           (2,405,634)            (513,347)
                                                      -----------------------------------------------------------------------------

Net cash used in investing activities,
   purchases of property and equipment                      (24,135)          (53,150)              (82,139)             (51,162)
                                                      -----------------------------------------------------------------------------


Cash flows from financing activites
   Proceeds from loan payable,
    stockholder                                              738,000          445,000               985,000              605,549
   Proceeds from loan payable                                                                     1,500,000
                                                      -----------------------------------------------------------------------------
Net cash provided by financing
 activities                                                  738,000          445,000             2,485,000              605,549
                                                      -----------------------------------------------------------------------------

Net increase (decrease) in cash                              (30,498)          (6,225)               (2,773)              41,040

Cash, beginning of period                                     38,267           41,040                41,040
                                                      -----------------------------------------------------------------------------

Cash, end of period                                   $        7,769    $      34,815      $         38,267      $        41,040
                                                      =============================================================================

Supplemental disclosure of cash
 flow information, cash paid
 during the period for interest                       $       17,409    $           -      $         19,512      $             -
                                                      =============================================================================

Supplemental disclosure of noncash
   financing activites
   Common stock subscribed                            $            -    $           -      $              -      $         3,000
                                                      =============================================================================

 Common stock issued as repayment
    of loan payable, stockholder                      $            -    $           -      $              -      $        10,500
                                                      =============================================================================


                                        5

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)


1.  NATURE OF OPERATIONS

Stronghold Technologies, Inc. (the "Company") was incorporated in the state of New Jersey on August 1, 2000. The Company is engaged principally as a developer of wireless and internet based systems for auto dealers in the United States, which began operations on April 1, 2001.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization as follows:

                                            ESTIMATED
                  ASSET                     USEFUL LIFE     PRINCIPAL METHOD

       Computer equipment                      5 Years      Declining-balance
       Computer software                       3 Years      Declining-balance
       Furniture and fixtures                  7 Years      Declining-balance
       Leasehold improvements                 10 Years      Straight-line

INVENTORIES

Inventories, which are comprised of hardware for resale, are stated at cost, on an average cost basis, which does not exceed market value.

INCOME TAXES

The Company is an "S" corporation and, as a result, the earnings and losses have been included in the personal income tax returns of the respective stockholders.

RETIREMENT PLAN

The Company has a retirement plan under Section 401(k) of the Internal Revenue Code ("the Plan"), which covers all eligible employees. The Plan provides for voluntary deduction of the employee's salary, subject to Internal Revenue Code limitations. The Company can make a matching contribution to the Plan which is at the discretion of the Company and is determined annually. There were no matching contributions for the three-month periods ended March 31, 2002 and 2001 (unaudited), the year ended December 31, 2001 and the period August 1, 2000 (inception) to December 31, 2000.

REVENUE RECOGNITION

The Company recognizes revenue at the time the product is installed. Sales revenue and cost of sales reported in the statement of operations is reduced to reflect estimated returns.

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                            March 31,           December 31,
                                             2002                   2001
                                          (unaudited)
                                          -----------------------------------

   Computer equipment                      $   117,165         $    94,407
   Computer software                            17,326              16,616
   Furniture and fixtures                       14,963              14,296
   Leasehold improvements                        7,982               7,982
                                           ----------------------------------
                                               157,436             133,301
  Lease accumulated depreciation
  and amortization                              44,274              37,348
                                           ----------------------------------
                                           $   113,162         $    95,953
                                           ----------------------------------
                                           ----------------------------------

4.  LOAN AND ACCRUED INTEREST PAYABLE, STOCKHOLDER

Loan and accrued interest payable, stockholder at March 31, 2002 (unaudited) and December 31, 2001 includes a line of credit under which the Company can borrow up to $1,989,500 in principal plus accrued interest. The line of credit agreement was informally increased by the stockholder as of March 31, 2002 to include the total borrowings of approximately $2,318,000. The loan bears interest at 2% above the prime rate (4.75% at March 31, 2002 and December 31, 2001) and is due in August 2002. At March 31, 2002 and December 30, 2001 the loan and accrued interest payable, stockholder is comprised of advances of approximately $2,318,000 and $1,580,000, expenses paid by the stockholder of approximately $240,000 and $210,000, and accrued interest of approximately $173,000 and $134,000, respectively. As a result of the above, the Company has approximately nil and $409,500 available on the line of credit. Interest expense amounted to approximately $39,000, $21,000, $122,000 and $13,000 for the three-month periods ended March 31, 2002 and 2001(unaudited), the year ended December 31, 20001 and the period August 1, 2000 (inception) to December 31, 2000, respectively (see Note 10).

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)


5.  LOAN PAYABLE

Loan payable is a line of credit under which the Company can borrow up to $1,500,000 and bear an interest rate equal to the prime rate and is due on September 30, 2002. The agreement requires monthly payments of accrued interest. The note is collateralized by substantially all the assets of the Company and is guaranteed by the majority stockholder of the Company. The loan payable and accrued interest payable, stockholder is subordinated to this note. Interest expense relating to this loan amounted to approximately $17,000, nil, $20,000 and nil for the three-month periods ended March 31, 2002 and 2001 (unaudited), the year ended December 31, 2001 and the period August 1, 2000 (inception) to December 31, 2000, respectively.

6.  STOCK SUBSCRIPTION RECEIVABLE

The stock subscription receivable represents 600,000 shares of the Company's common stock due from three key employees at $.005 a share.


7.  STOCK OPTION PLANS

The Company adopted a stock option plan ("Plan") providing for incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"). The Company has reserved 500,000 shares of common stock for issuance upon the exercise of stock options granted under the Plan. In May 2002, the Board of Directors increased the shares reserved under the plan to 725,000. The exercise price of an ISO or NQSO will not be less than 100% of the fair market value of the Company's common stock at the date of the grant. The exercise price of an ISO granted to an employee owning greater than 10% of the Company's common stock will not be less than 110% of the fair market value of the Company's common stock at the date of the grant. The Plan further provides that the maximum period in which stock options may be exercised will be determined by the board of directors, except that they may not be exercisable after ten years from the date of grant.

The status of the Company's stock options are summarized below:

                                           PER SHARE        WEIGHTED AVERAGE
                            PLAN            EXERCISE           EXERCISE
                           OPTIONS           PRICE              PRICE

Outstanding at
 January 1, 2001            190,000          $0.10               $0.10
 Granted 2001               119,000       $0.15 - $0.25          $0.17
 Terminated 2001            (52,000)      $0.10 - $0.20          $0.12
                          ----------

Outstanding at
  December 31, 2001         257,000       $0.10 - $0.25          $0.12
  Granted 2002               70,500       $0.25 - $1.50          $0.70
  Terminated 2002            (4,000)         $0.15               $0.15
                          ----------

Outstanding at
  March 31, 2002            323,500       $0.10 - $1.50          $0.22
                          ==========

There were 8,332 and nil shares exercisable at March 31, 2002 (unaudited) and December 31, 2001, respectively.

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)


7.  STOCK OPTION PLANS (CONTINUED)

The Company has adopted the  disclosure  requirements  of Statement of Financial
Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations with pro forma disclosure of what net income would have been had the Company adopted the new fair value method. If the Company adopted the new fair value method using the Black-Scholes option-pricing model, the Company's net loss would not have been materially impacted for the three-month periods ended March 31, 2002 and 2001, the year ended December 31, 2001 and the period August 1, 2000 (inception) to December 31, 2000. The Company accounts for its stock based compensation plans in accordance with the provisions of APB 25 and, accordingly, no compensation cost has been recognized because stock options granted under the plan were at exercise prices which were equal to or above the market value of the underlying stock at date of grant.

The fair value of issued stock options is estimated on the date of grant using the Black-Scholes option-pricing model including the following assumptions: expected volatility of 0%, expected dividend yield rate of 0%, expected life of 10 years, and a risk-free interest rate of 4.68% and 5.35% in 2002 and 2001, respectively.

8.  COMMITMENTS AND CONTINGENCIES

LEASES

The Company rents facilities under leases in New Jersey, Virginia and California. The Company is obligated under these leases through April 2006. In addition to the base rent, one lease provides for the Company to pay a proportionate share of operating costs and other expenses.

Future   aggregate   minimum   annual  rent  payments  under  these  leases  are
approximately as follows:

  YEAR ENDING MARCH 31,
         2003                           $    135,000
         2004                                102,000
         2005                                105,000
         2006                                108,000
                                        --------------
                                        $    450,000
                                        ==============


Rent expense was approximately $41,000, $37,000, $132,000 and $17,000 for the three-month periods ended March 31, 2002 and 2001 (unaudited), the year ended December 31, 2001 and the period August 1, 2000 (inception) to December 31, 2000, respectively.

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)





8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

The Company is obligated under employment and non-competition agreements with three key employees through July 2005. The first agreement provides for a base salary of $180,000 per annum for the first year, increasing to $192,000 per annum for the second year (through August 13, 2002). The second agreement provides for a minimum annual salary of $138,000 for the first year, increasing to $150,000 for the second year, which may increase to $175,000 based on earnings for such year, and increasing to $175,000 for the third year, which may increase to $200,000 based on earnings for such year (through July 31, 2003). The third agreement provides for a base salary of $102,000 for the first year, increasing to $112,000 for the second year, and increasing to $122,000 for the third year (through July 9, 2003). Thereafter, for each succeeding year during the term of these agreements, base salary shall be increased annually by a percentage equal to the percentage by which the Consumers Price Index has increased over the preceding year. The agreements further provide for a commission equal to one percent of net sales during each year of their term. The agreements also provide for the key employees not to engage in certain competitive activities for one year after termination of employment.

LICENSE AGREEMENT

On February 27, 2001, the Company entered into a software license agreement expiring June 30, 2003.

Future aggregate annual payments under this agreement are as follows:

        YEAR ENDING MARCH 31,
               2003                            $    75,000
               2004                                 18,750
                                               -------------
                                               $    93,750
                                               =============

In addition, the agreement provides for an option to renew from July 1, 2003 to June 30, 2005. The Company will be required to pay $100,000 a year plus a percentage equal to the last published Consumer Price Index.

9.  LIQUIDITY

At March 31, 2002 (unaudited) and December 31, 2001, the Company has incurred a loss from operations of approximately $597,000 and $2,420,000, respectively, has a working capital deficit of approximately $1,162,000 and $1,353,000, respectively and a stockholders' deficit of approximately $3,573,000 and $2,895,000, respectively. The majority stockholder of the Company has committed to fund additional long-term debt financing, on an as needed basis. Long-term liquidity is dependent on the Company's ability to obtain additional long-term financing and attain profitable operations.

NOTES TO FINANCIAL STATEMENTS
(Information for the three months ended March 31, 2002 and 2001 is unaudited)


10.  SUBSEQUENT EVENTS (unaudited)

MERGER

On May 15, 2002, the Company entered into a Merger Agreement and Plan of Merger (the "Agreement") with TDT Development, Inc. ("TDT") whereby TDT will issue 7,000,000 shares of its common stock in exchange for all of the Company's outstanding shares in a transaction accounted for as a reverse purchase acquisition. As a result, the Company is considered for accounting purposes, to be the acquiring company since the stockholders of the Company acquired more than 50% of the issued and outstanding stock of TDT. Pursuant to this Agreement, the outstanding options of the Company were also converted into options to purchase TDT Common Stock based on a conversion rate of 2.1875000 as defined in the Agreement. Subsequent to the merger, TDT changed its name to Stronghold Technologies, Inc.

STOCK PURCHASE AGREEMENT

The Company, along with TDT, Pietro Bortolatti and Christopher J. Carey, (together the "Parties") entered into a Securities Purchase Agreement (the
"Purchase Agreement") dated as of May 15, 2002, with Stanford Venture Capital Holdings, Inc. ("Stanford"). Pursuant to the Purchase Agreement, the Parties agreed to issue to Stanford a total of 2,002,750 shares of TDT's Series A $1.50 Convertible Preferred Stock ("Series A Preferred Stock"), which is equal to 20% of the total issued and outstanding shares of TDT's common stock (excluding certain shares which may be issued upon the occurrence of certain events as disclosed in the Purchase Agreement), plus five-year warrants to purchase 2,002,750 shares of TDT's common stock at an exercise price of $1.50 or $2.25, purchased for an aggregate purchase price of $3,000,000. Pursuant to the Purchase Agreement, the issuance of the Series A Preferred Stock and Warrants will take place on four separate closing dates beginning on May 16, 2002 and closing on July 19, 2002.

In connection with the Purchase Agreement, TDT and Stanford entered into a Registration Rights Agreement, dated May 16, 2002, in which TDT agreed to register the shares of TDT Common Stock issuable upon conversion of the Series A Perferred Stock and upon conversion of the Warrants with the Securities and Exchange Commission within 180 days from the date of the last closing under the Purchase Agreement, which was July 19, 2002. In addition, certain stockholders of TDT entered into a Lock-Up Agreement in which the parties agreed not to sell, assign, transfer, pledge, mortgage, encumber or otherwise dispose of their shares of TDT capital stock for a period of two years, with certain exceptions, as defined in the Lock-Up Agreement. Finally, Stanford, Christopher J. Carey and his wife entered into a Stockholders' Agreement on May 16, 2002 in which each party agreed that in the event any party desires to sell shares of TDT capital stock, that party will (i) offer the other parties a right of first refusal of purchase for proposed sales of TDT capital stock, and (ii) include the other parties' shares in the proposed sale. The Stockholders' Agreement also addresses voting of the shares of TDT capital stock owned by each party.

LOAN PAYABLE STOCKHOLDER

On April 22, 2002 and May 16, 2002, the stockholder converted and exchanged an aggregate of $2,000,000 of borrowings that were outstanding under the line of credit agreement for an aggregate of 500,000 shares of the Company's common stock and 666,667 shares of TDT's common stock, at a per share value of $2.00 and $1.50, respectively. The remaining amounts outstanding under the line of credit, plus accrued interest, accrued officer compensation and unreimbursed expenses were converted into a promissory note. Principal and accrued interest are payable in six equal quarterly installments beginning two days after TDT has filed its Annual Report on Form 10-KSB for the year ending December 31, 2002 and each subsequent quarterly installment shall be due two business days after the filing of each subsequent Form 10-QSB or Form 10-KSB. The note provides for the principal and accrued interest payments to be deferred and amortized over the remaining periods if the Company meets certain net income criteria and also provides for a conversion to common stock if the net income does not meet certain criteria, as defined in the agreement (See Note 4).

                                                                    Exhibit 99.2
                                                                    ------------

                         STRONGHOLD TECHNOLOGIES, INC.


Unaudited Pro Forma Combined Condensed Financial Statements of TDT Development, Inc. and Stronghold Technologies, Inc.

On May 15, 2002, TDT  Development,  Inc.  ("TDT")  entered into an Agreement and
Plan of Merger with Stronghold Technologies, Inc. ("STRONGHOLD") whereby STRONGHOLD will merge with and into TDT Stronghold Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of TDT, with Aquisition being the surviving corporation and existing as a wholly-owned subsidiary of TDT. Under the terms of the merger agreement, the outstanding common shares of STRONGHOLD will be converted into common shares of TDT under an exchange ratio that will result in the former shareholders of STRONGHOLD holding 7,000,000 of the outstanding shares of TDT immediately after the effective time of the merger.

As the former shareholders of STRONGHOLD will control TDT after the transaction, the proposed merger will be accounted for as a reverse acquisition under which, for accounting purposes, STRONGHOLD is deemed to be the acquirer and TDT is deemed to be the acquired entity. Under these accounting principles, the post-merger company financial statements will represent STRONGHOLD on a historical basis consolidated with the results of operations of TDT from the effective date of the merger.

The accompanying unaudited pro forma combined condensed balance sheet at March 31, 2002 gives effect to the Merger as if it occurred on March 31, 2002. The accompanying unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001 gives effect to the Merger as if it had occurred on January 1, 2002 and January 1, 2001, respectively.

The unaudited pro forma combined condensed balance sheet at March 31, 2002 was prepared based upon the unaudited historical balance sheets of TDT and STRONGHOLD. The unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001 were prepared based upon the unaudited and audited, respectively, historical statements of operations of TDT and STRONGHOLD.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements of TDT and STRONGHOLD. Certain amounts in the STRONGHOLD financial statements have been reclassified to conform to the TDT presentation.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual results of operations or financial position that would have been occurred had the Merger of TDT and STRONGHOLD occurred. All information contained herein should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in TDT's annual report filed on Form 10-KSB for the year ended October 31, 2001 and the quarterly reports filed on Form 10-QSB for the two-month period ended December 31, 2001, and the three-month period ended March 31, 2002 which have been incorporated by reference.

                          Stronghold Technologies, Inc.
              Unaudited Pro Forma Combined Condensed Balance Sheet
                              As of March 31, 2002



                                                                       Historical
                                                               TDT
                                                            Development,        Stronghold                              Pro Forma
                                                             Inc. and          Technologies,       Pro Forma            Combined
                                                            Subsidiaries           Inc.           Adjustments           Company
                                                          ----------------  -------------------  --------------    ---------------


CURRENT ASSETS:
   Cash                                                   $     1,053       $      7,769        $  3,000,000 e     $  3,008,822
   Accounts recievable, net of allowance
   for doubtful accounts of $1,150 and $69,000                 24,745            940,028                                964,773
   Commissions receivable                                       7,000                                                     7,000
   Inventories                                                 42,819            122,055                                164,874
                                                          ----------------  ------------------- ----------------    ---------------

       Total current assets                                    75,617          1,069,852        $  3,000,000          4,145,469
                                                          ----------------  ------------------- ----------------    ---------------

PROPERTY AND EQUIPMENT, net                                    10,527            113,162                                123,689
                                                          ----------------  ------------------- ----------------    ---------------

OTHER ASSETS
   Security deposits                                              160             27,087                                 27,247
                                                          ----------------  ------------------- ----------------    ---------------


                                                           $   86,304       $  1,210,101        $  3,000,000       $  4,296,405
                                                           ===============  =================== =================   ===============

CURRENT LIABILITIES:
   Revolving credit line                                  $     6,222       $          -        $           -       $      6,222
   Accounts payable                                             1,151            219,008                                 220,159
   Accrued expenses and other current                          30,999            322,643                                 353,642
    liabilities                                                                1,500,000                               1,500,000
    Loan payable                                           ---------------  ------------------- ------------------  ---------------

       Total current liabilities                               38,372          2,041,651                               2,080,023
                                                           ---------------  ------------------- ------------------  ---------------

LOAN AND ACCRUED INTEREST PAYABLE, STOCKHOLDER                 19,952          2,730,658          (2,000,000) a,f        750,610
                                                           ---------------  ------------------- ------------------  ---------------

COMMITMENTS  AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
   Preferred Stock, $.0001 par value; 5,000,000
   shares authorized; issued
     and outstanding nil shares (historical);
   2,002,750 issued and outstanding (post                                                                 201 e              201
     Securities Purchase Agreement with Stanford)
   Common Stock:
     TDT Development -  $.0001 par value;
  50,000,000 shares authorized;
     8,381,000 shares issued and outstanding;
     (historical);                                                838                                    (629)b              976
     2,086,000 issued and outstanding (post
     surrender);                                                                                          700 c
     9,086,000 issued and outstanding (post
     merger); and                                                                                          67 f
     9,752,667 issued and outstanding (post
     subsequent debt to equity conversion)
     Stronghold Technologies, Inc. -  10,000,000
    shares authorized;
     2,700,000 shares issued and outstanding; no
    par value (historical);                                                       13,500            1,000,000a
     3,200,000 shares issued and outstanding
    (post debt to equity conversion)                                                               (1,013,500)c
   Stock subscription receivable                                                  (3,000)                                 (3,000)
   Additional paid-in capital                                 305,707                                     629 b         5,040,303
                                                                                                    1,012,800 c
                                                                                                     (278,565)d
                                                                                                    2,999,799 e
                                                                                                      999,933 f
   Accumulated deficit                                       (278,565)         3,572,708)             278,565 d       (3,572,708)
                                                           ---------------  -----------------   ------------------  ---------------
       Total stockholders' deficit                             27,980         (3,562,208)           5,000,000         (1,465,772)
                                                           ---------------  -----------------   ------------------  ---------------

                                                           $   86,304       $  1,210,101        $   3,000,000          $4,296,405
                                                           ===============  =================   ==================  ===============





                          Stronghold Technologies, Inc.
         Unaudited Pro Forma Combined Condensed Statements of Operations


                                                               For Three Months Ended March 31, 2002
                                                         Pro-Forma
                                               TDT
                                            Development,       Stronghold                        Pro Forma
                                              Inc. and        Technologies,      Pro Forma       Combined
                                            Subsidiaries           Inc.         Adjustments       Company
                                         -------------------  --------------    ------------    ------------

REVENUES
   Net Sales                               $      10,223       $    693,638     $         -     $    703,861
   Cost of Sales                                   5,395            209,126                          214,521
                                           --------------      -------------    ------------    ------------

Gross Profit                                       4,828            484,512                          489,340

OPERATING EXPENSES
   General and Administrative                     43,031            959,945                        1,002,976
   Selling Expenses                                5,587                                               5,587
   Officers Salaries                                                 66,000                           66,000
                                           --------------      -------------    ------------    ------------
TOTAL EXPENSES                                    48,618          1,025,945                        1,074,563
                                           --------------      -------------    ------------    ------------
LOSS FROM OPERATIONS                             (43,790)          (541,433)                        (585,223)

OTHER INCOME AND EXPENSE
   Interest Income                                     5                                                   5
   Interest Expense                                 (498)           (56,039)         34,000 g        (22,537)
                                           --------------      -------------    ------------    ------------
TOTAL OTHER INCOME AND EXPENSES                     (493)           (56,039)         34,000          (22,532)
                                           --------------      -------------    ------------    ------------
NET LOSS                                   $     (44,283)          (597,472)         34,000         (607,755)
                                           ==============      =============    ============    ============
BASIC AND DILUTED LOSS
 PER COMMON SHARE                          $       (0.01)      $      (0.22)                    $      (0.06)
                                           ==============      =============                    ============

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                     8,381,000          2,700,000                        9,752,667
                                           ==============      =============                     ===========



                         Stronghold Technologies, Inc.
         Unaudited Pro Forma Combined Condensed Statements of Operations

                                                     For Year Ended December 31, 2001
                                                 Historical
                                         TDT
                                      Development,      Stronghold
                                        Inc. and       Technologies,     Pro Forma          Combined
                                      Subsidiaries         Inc.         Adjustments          Company
                                     --------------    -------------   ----------------  ---------------

REVENUES
 Net sales                           $      127,584    $     614,539   $         -       $       742,123
 Cost of Sales                               59,305          250,465                             309,770
                                     --------------    --------------  ----------------  ---------------

Gross Profit                                 68,279          364,074                             432,353

OPERATING EXPENSES
   General and administrative               200,364        2,477,727                           2,678,091
   Selling Expenses                          80,609                                               80,609
   Officers Salaries                                         165,000                             165,000
                                     --------------    --------------  ----------------  ---------------

TOTAL EXPENSES                              280,973        2,642,727                           2,923,700
                                     --------------    --------------  ----------------  ---------------

LOSS FROM OPERATIONS                       (212,694)      (2,278,653)                         (2,491,347)

OTHER INCOME AND EXPENSE
   Commissions                               46,321                                               46,321
   Interest Income                            3,688                                                3,688
   Interest Expense                                         (141,435)         122,000  g         (19,435)
   Other                                        (48)                                                 (48)
                                     ---------------   --------------  -----------------  --------------

TOTAL OTHER INCOME AND EXPENSES              49,961         (141,435)         122,000             30,526
                                     ---------------   --------------  -----------------  ---------------

NET LOSS                             $     (162,733)   $  (2,420,088)  $      122,000          (2,460,821)
                                     ===============   ==============  =================  ===============
BASIC AND DILUTED LOSS
 PER COMMON SHARE                    $        (0.02)   $       (0.90)                     $         (0.25)
                                     ===============   ==============                     ===============

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                8,381,000        2,700,000                            9,752,667
                                     ===============   ==============                     ===============




                         STRONGHOLD TECHNOLOGIES, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS





PRE MERGER PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed financial statements of TDT and STRONGHOLD reflect pro forma adjustments for certain transaction that are required as a condition to the Merger, as if such transactions had occurred as March 31, 2002 for purposes of the unaudited pro forma combined condensed balance sheet and at January 1, 2002 and January 1, 2001 for purposes of the unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively. A summary of these transactions is as follows:

Prior to the Merger, a stockholder of Stronghold converted a portion of his stockholder loan to equity.

STRONGHOLD TRANSACTION:
     (a) Reflects the conversion of $1,000,000 in stockholder loans payable to 500,000 shares of Stronghold common stock



TDT TRANSACTION:

     (b) Reflects shares surrendered by stockholders of TDT, reducing shares issued from 8,381,000 to 2,086,000, as follows:

         Liabilities and  stockholders' deficit:
           Reduction  of par  value  for  stock  surrendered           (629)
           Increase  to additional paid-in capital                      629


MERGER PRO FORMA TRANSACTIONS

"Pro Forma Adjustments" to the unaudited combined condensed balance sheet at March 31, 2002 are as follows:

(c) To reflect the issuance by TDT of 7 million shares of TDT common stock to STRONGHOLD, in exchange for 100% of the outstanding common stock of STRONGHOLD.

(d) Reflects the elimination of TDT's historical accumulated deficit; the historical accumulated deficit of STRONGHOLD has been carried forward and the remaining equity accounts of STRONGHOLD have been reclassified to reflect the par value of the TDT stock issued with any differences reflected as additional paid-in capital.

(e) Reflects the issuance of 2,002,750 shares of TDT's preferred stock to Stanford for an aggregate purchase price of $3,000,000.

(f) Reflects the conversion of $1,000,000 of stockholder loans payable to 666,667 shares of TDT's common stock.

"Pro Forma Adjustments" to the unaudited combined condensed statements of operations for the three months ended March 31, 2002 and the year ended December 31, 2001 are as follows:

(g)       Represents  the  elimination  of  interest   expense  related  to  the
          stockholder loans payable that were converted to equity.

                         STRONGHOLD TECHNOLOLGIES, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS




MERGER PRO FORMA TRANSACTIONS (CONTINUED)


Unaudited pro forma combined basic and diluted share information of TDT and STRONGHOLD and earnings per share for the three months ended March 31, 2002 and the year ended December 31, 2001 are as follows:


                                                                                   March 31,        December 31,
                                                                                      2002             2001


TDT historical weighted average shares outstanding                                    8,381,000      8,381,000

Adjusted for shares surrendered                                                      (6,295,000)    (6,295,000)
                                                                            --------------------   --------------

TDT pro forma weighted average shares outstanding                                     2,086,000      2,086,000
                                                                            --------------------   --------------


STRONGHOLD historical weighted average shares outstanding                             2,700,000      2,700,000

Adjusted for shares issued under debt to equity conversion                              500,000        500,000
Increase in weighted average common stock outstanding to
 account for the TDT stock given in the merger at the share

 converstion rate of 2.1875 for STRONGHOLD common stock                               3,800,000      3,800,000
                                                                            --------------------   --------------

STRONGHOLD pro forma weighted average shares outstanding,

 as converted                                                                         7,000,000      7,000,000
                                                                            --------------------   --------------
Post Merger Adjustment:
Increase in weighted average common stock outstanding to

account for shares issued under debt to equity conversion                               666,667        666,667
                                                                            -------------------    --------------
Pro forma combined weighted average shares outstanding                                9,752,667      9,752,667
                                                                            --------------------   --------------
                                                                            --------------------   --------------
